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                                                                   EXHIBIT 10.52

February 7, 2002

Mr. Thomas V. Manobianco
440 Patton Avenue
Wyckoff, NJ 07481

Dear Tom:

This letter is to confirm our offer of employment to you under the following terms and conditions to join AXS-One as a Vice President, Professional Services, US, reporting to Gennaro Vendome, based out of our Rutherford, NJ office, starting employment on or before Friday, February 15, 2002. This offer is open until 12:00pm on Monday, February 11, 2002.

SALARY: Starting salary will be $6,250.00 semi-monthly, paid on the 15th and last business day of each month, which equates to 24 pay periods.

BONUS: You will eligible for on target earnings of $75,000 per the attached 2002 compensation plan.

STOCK OPTIONS: We will recommend to the Board of Directors of AXS-One that you be awarded a stock option grant of 50,000 shares at fair market value, to be issued approximately 90 days from date of hire. The options, if approved, are subject to the terms and conditions as outlined in the AXS-One Stock Option Plan.

BENEFITS: AXS-One provides its employees with medical, dental, vision and prescription insurance coverage effective date of hire. Optional dependent coverage is available at a cost split by AXS-One and the employee. Life insurance, long term disability and short term disability are also effective date of hire. Please see attached Outline of Benefit Summary for details, which includes all benefits offered at this time, including holidays, vacation and other time off. In addition, the Company offers a 401(k) savings plan, also explained in the Summary.

EMPLOYMENT: AXS-One is an equal opportunity employer. In addition, it should be understood that employment is "at will", as defined under the laws of New Jersey, and thus such employment can be terminated with or without cause, at the option of either party.

CONFIDENTIALITY: You agree that any confidential information that becomes available to you in the course of employment is the sole property of AXS-One and shall not be used by you for any purpose other than fulfilling your position's objectives. This applies to an active or inactive employee. A partial list of items covered by Confidentiality include:

-    Employee Lists                    -   Technical Product Knowledge
-    Customer Lists                    -   Confidential Financial Data
-    Prospect Lists                    -   Product Price Lists
-    Product Materials                 -   Sales/Marketing Strategy

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Mr. Thomas V. Manobianco
February 7, 2002
Page 2

The above information and any other confidential material will remain confidential for a period of two years after employment at AXS-One, except for customer lists and possible other technical data, which remains confidential in perpetuity unless AXS-One makes it available to the public.

Please countersign this offer of employment, Bonus Plan and Non-Disclosure Agreement and return it to Human Resources to officially indicate your acceptance.

This offer is contingent upon your review and acceptance of our Offer Letter, a favorable response from your references, and our review of verification of your identity and employment authorization documents as set forth in the Immigration Reform and Control Act. Please see the attached list of acceptable documents. You must bring these documents with you on your first day of employment. It is understood that legal fees associated with obtaining these documents are solely your responsibility.

Sincerely,

/s/ Michael R. Jorgensen
------------------------

Michael R. Jorgensen
Chief Administrative Officer

       I ACCEPT:

       /s/ Thomas V. Manobianco
       ------------------------
       Thomas V. Manobianco                               Date  2/9/02

Enclosures